EXHIBIT 99.1

A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

————AT THE COMPANY————	————AT ASHTON PARTNERS———
Scott F. Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 27, 2010

 A. M. CASTLE & CO. REPORTS 2010 FIRST QUARTER RESULTS;
AND OUTLOOK FOR BALANCE OF 2010

FRANKLIN PARK, IL, APRIL 27th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the first quarter ended March 31, 2010.

Consolidated net sales were $223.0 million for the three-months ended March 31, 2010, compared to $252.2 million in the first quarter of 2009. Net loss for the quarter was $4.6 million or a $0.20 loss per diluted share as compared to net income of $0.5 million or $0.02 earnings per diluted share in the prior year quarter.

The Company’s Metals segment sales were $199.7 million in the first quarter of 2010, compared to $231.1 million last year.  Sequentially, average tons sold per day improved by 22.0% compared to the fourth quarter 2009, reflecting the ongoing recovery in the industrial economy.  However, average tons sold were 10.9% lower compared to the first quarter of 2009.

In the Plastics segment, first quarter sales of $23.3 million were up $2.2 million compared to $21.1 million in the prior year period.

“We experienced increased activity and increased optimism from our customers during the first quarter.  Overall, sales activity was better than expected.  In addition, our efforts on working capital initiatives resulted in strong improvements in our inventory and accounts receivable positions.  We also achieved our best quarter for safety performance in many years,” stated Michael Goldberg, President and CEO of A. M. Castle.

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“Sales activity accelerated throughout the first quarter of 2010.  However, reported gross profit margins of 24.2% were lower than we had expected primarily due to the competitive pricing environment.  We expect our gross profit margins to improve throughout the balance of the year,” Goldberg continued.

The Company’s debt-to-capital ratio was 20.9% as of March 31, 2010, compared to 21.9% at year-end 2009.  Total debt was $83.2 million as of March 31, 2010, compared to $89.2 million at year-end 2009. Interest expense during the first quarter was $1.3 million, or $0.4 million lower than the prior year period due to reduced borrowings and lower weighted average interest rates.

“We still expect to report net losses in the first half of 2010, reflecting the late cycle lag effect of our markets.  If the economic recovery continues, we expect to be profitable in the second half of this year.  We have continued to execute well on our balance sheet and operating cost improvement initiatives and we are excited about our prospects for growth in the balance of 2010,” concluded Goldberg.
Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month period ended March 31, 2010 and to discuss business conditions and outlook. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4284169.
About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 56 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

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Regulation G Disclosure

This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company believes that the use and presentation of EBITDA, which is defined by the company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results

Cautionary Statement on Risks Associated with Forward Looking Statements

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.   All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

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CONSOLIDATED STATEMENTS OF INCOME	For the Three
(Dollars in thousands, except per share data)	Months Ended
Unaudited	March 31,
	2010	2009

Net sales	$222,996	$252,244

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	169,043	182,180
Warehouse, processing and delivery expense	28,904	30,926
Sales, general, and administrative expense	26,942	31,960
Depreciation and amortization expense	5,150	5,416
Operating (loss) income	(7,043)	1,762
Interest expense, net	(1,293)	(1,705)

(Loss) income before income taxes and equity in earnings (losses) of joint venture	(8,336)	57

Income taxes	2,848	445

(Loss) Income before equity in earnings (losses) of joint venture	(5,488)	502

Equity in earnings (losses) of joint venture	866	(22)
Net (loss) income	$(4,622)	$480

Basic (loss) earnings per share	$(0.20)	$0.02
Diluted (loss) earnings per share	$(0.20)	$0.02

EBITDA *	$(1,027)	$7,156

*Earnings before interest, taxes, and depreciation and amortization

Reconciliation of EBITDA to net income:	For the Three
	Months Ended
	March 31,
	2010	2009

Net (loss) income	$(4,622)	$480
Depreciation and amortization expense	5,150	5,416
Interest expense, net	1,293	1,705
Income taxes	(2,848)	(445)
EBITDA	$(1,027)	$7,156

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	March 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$26,200	$28,311
Accounts receivable, less allowances of $4,228 and $4,195	126,507	105,832
Inventories, principally on last-in, first-out basis (replacement cost
higher by $117,965 and $116,816)	161,413	170,960
Other current assets	6,227	5,241
Income tax receivable	18,615	18,970
Total current assets	338,962	329,314
Investment in joint venture	24,251	23,468
Goodwill	50,095	50,072
Intangible assets	46,691	48,575
Prepaid pension cost	20,292	19,913
Other assets	3,647	3,906
Property, plant and equipment, at cost
Land	5,194	5,192
Building	52,018	51,945
Machinery and equipment	180,670	178,545
	237,882	235,682
Less - accumulated depreciation	(156,550)	(152,929)
	81,332	82,753
Total assets	$565,270	$558,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$88,452	$71,295
Accrued liabilities	24,079	22,419
Income taxes payable	1,363	1,848
Deferred income taxes	9,638	9,706
Current portion of long-term debt	7,639	7,778
Short-term debt	9,679	13,720
Total current liabilities	140,850	126,766
Long-term debt, less current portion	65,903	67,686
Deferred income taxes	31,333	32,032
Other non-current liabilities	4,999	5,281
Pension and post retirement benefit obligations	8,136	8,028
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000 shares authorized; no shares
issued and outstanding at March 31, 2010 and December 31, 2009	-	-
Common stock, $0.01 par value - 30,000 shares authorized;
23,115 shares issued and 22,899 outstanding at March 31, 2010 and 22,906 outstanding
at December 31, 2009	230	230
Additional paid-in capital	178,625	178,129
Retained earnings	151,765	156,387
Accumulated other comprehensive loss	(13,401)	(13,528)
Treasury stock, at cost - 216 shares at March 31, 2010 and 209 shares at
December 31, 2009	(3,170)	(3,010)
Total stockholders' equity	314,049	318,208
Total liabilities and stockholders' equity	$565,270	$558,001